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                                                                      EXHIBIT 12


                       UNION PACIFIC RESOURCES GROUP INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Amounts in Thousands, Except Ratios)
                                  (Unaudited)


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
                                                                                        Nine Months
                                                                                    Ended September 30,
                                                                                 -------------------------
                                                                                    1996            1997
                                                                                  ---------      ---------
Income before income taxes ................................................       $ 304,802      $ 369,971

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates .................................          (1,866)        (2,744)

Fixed charges from below ..................................................          43,116         42,121


Capitalized interest included in fixed charges ............................            (124)        (1,551)
                                                                                  ---------      ---------


          Earnings available for fixed charges ............................       $ 345,928      $ 407,797
                                                                                  =========      =========



Fixed charges:
     Interest expense, including amortization of debt expense/discount ....       $  37,976      $  35,649
     Portion of rentals representing an interest factor ...................           5,016          5,101
     Interest capitalized .................................................             124          1,551
                                                                                  ---------      ---------

          Total fixed charges .............................................       $  43,116      $  42,121
                                                                                  =========      =========


Ratio of earnings to fixed charges ........................................             8.0            9.7
                                                                                  =========      =========
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